EXHIBIT 99

PepsiAmericas Reports Second Quarter Results

MINNEAPOLIS, July 25, 2007 -- PepsiAmericas, Inc. (NYSE: PAS) today reported net income of $78.0 million in the second quarter of 2007, with revenue up 12.6 percent and worldwide volume up 6.2 percent including acquisitions.

Diluted earnings per share (EPS) was $0.61 in the second quarter of 2007, including a  net $0.03 increase related to a gain on the sale of non-core property partially offset by special charges and a write-down of a legacy investment as further explained in the financial schedules attached to this release.  The results also included a $0.02 reduction related to discontinued operations.  These results compare to second quarter reported net income in 2006 of $65.0 million, or EPS of $0.50.

Chairman and Chief Executive Officer Robert C. Pohlad said, “We’re very pleased with our second quarter performance.  Continued business momentum in Central Europe and good U.S. performance delivered an EPS improvement of over 20 percent in the quarter.”

“By executing our key initiatives in the U.S., we successfully cycled through strong volume growth of a year ago and expanded our gross margins.  Our revenue strategy is working, with our new sales organization, Customer Alignment, playing a key role.  We continue to build scale in our non-carbonated beverage portfolio, now 22 percent of our volume sold in the U.S.”

“Central Europe delivered strong revenue growth, all markets showed double digit operating profit improvements, and operating margins doubled.  The business fundamentals are strong.  We continue to pursue both growth and expansion, like we have done in Romania and Ukraine.”

Mr. Pohlad continued, “As a result of the strong first half performance and the confidence we have in the balance of the year, we are raising our full year adjusted EPS guidance to a range of $1.55 to $1.60.”

During the third quarter of 2006, the company completed the acquisition of bottling operations in Romania and distribution rights in Moldova.  These geographies are referred to as the acquisition territories in this release.

Second Quarter Worldwide Financial Highlights

•
Reported worldwide revenue increased 12.6 percent to $1.2 billion, with over 5 percentage points contributed by the acquisition territories and the remainder driven by worldwide net pricing gains and strong Central European volume.

•
Worldwide volume improved by 6.2 percent over the same period last year with constant territory volume down 1.1 percent on domestic volume declines of 3.3 percent.  Volume in existing Central European markets increased 10.7 percent.

•	Reported worldwide average net selling price increased 6 percent with constant territory pricing improvements of 7.4 percent.

•
Reported worldwide cost of goods sold per unit increased 3.1 percent.  On a constant territory basis, worldwide cost of goods sold per unit increased 5.1 percent, driven mainly by higher ingredient costs in all geographies and in line with the company’s expectations.

•
Gross profit grew 15.7 percent to $497.1 million, with nearly 7 percentage points of growth from the acquisition territories and the remainder driven by organic growth as worldwide pricing improvements offset the higher cost of goods sold.

•	Reported operating income increased 15.8 percent to $144.2 million, including acquisition territories. This compared to $124.5 million in the second quarter of 2006.

•	The results also included a $0.02 per share benefit from a reduction in the company’s effective tax rate.

Second Quarter U.S. Operations Highlights

Volume was down 3.3 percent in the quarter compared to prior year as carbonated soft drinks (CSD) declined by 6 percent.  The company estimates that a shift in the Easter and Fourth of July holiday weeks had a 2 percentage point unfavorable impact on volume this quarter.  This is evident by a decline in CSD can volume of 8 percent.  The company continued to build scale in its non-carbonated beverage business, up 23 percent excluding water, behind the strength of our Lipton tea business.  Aquafina was down 4 percent as we lapped significant distribution and promotional activity from a year ago.

Net sales in the U.S. grew 4.2 percent to $929.9 million in the second quarter, driven by net pricing growth of 7.3 percent.  Net pricing improvements reflected roughly 1.5 percentage points due to the shift in holiday weeks, as the company compared against promotional pricing of a year ago.  Mix contributed over 1 percentage point to net pricing, driven by improved single serve CSD trends and lower take-home water volume.  The remaining approximately 4.5 percent reflected rate increases consistent with the company’s expectations.  Gross profit increased 5.7 percent to $388.8 million, as pricing covered cost of goods sold per unit increases of 5.4 percent and resulted in margin expansion of 50 basis points.

Selling, delivery and administrative expenses increased to $273.6 million, up 8.5 percent and consistent with the company’s expectations.  This increase reflected the comparison to lower compensation and healthcare costs from a year ago.  Second quarter operating income was $113.8 million, including special charges of $1.4 million, compared to $115.9 million in the prior year quarter.

Second Quarter International Operations Highlights

Central Europe volume grew 56.3 percent, including acquisition territories, with constant territory volume up 10.7 percent, reflecting improvements in all markets.  Central Europe net sales were $207.0 million in the second quarter, up 85 percent, with nearly 51 percentage points of the increase coming from the acquisition territories.  Existing markets generated top-line growth of 34 percent due to strong volume and net pricing, with over 20 percent growth in non-carbonated volume.

Average net pricing increased 19.5 percent reflecting 9 percentage points from foreign currency translation and the remainder due to rate and mix increases.  Cost of goods sold per unit increased 10.3 percent with foreign currency translation accounting for 6 percentage points of the increase. The remainder was driven mainly by higher ingredient costs.  Gross profit increased 101.1 percent to $92.1 million for the quarter with the acquisition territories driving nearly 63 percentage points of the increase and constant territories contributing the remaining 38 percentage points.  Selling, delivery and administrative expenses of $62.5 million were up 64 percent, and up 30 percent on a constant territory basis, reflecting unfavorable foreign currency translation and higher volume.

The Central European business reported operating income of $29.6 million in the quarter, an improvement of $21.9 million from prior year operating income of $7.7 million.  Continued strong results from the acquisition territories, favorable foreign currency translation, and improvements in the company’s base markets contributed to the strong overall operating results in Central Europe.

The Caribbean business reported a volume decrease of 4.1 percent, driven mainly by the continued soft economic conditions in Puerto Rico.  An average net selling price improvement of 5.1 percent helped offset volume declines and drive top-line growth of 1.3 percent to $62.0 million in the second quarter.  Cost of goods sold per unit increased 4.2 percent to $45.8 million driven mainly by higher ingredient costs.  Selling, delivery and administrative costs increased 4.1 percent, resulting in an operating profit of $0.8 million for the quarter, essentially flat to last year.

Outlook

The company is raising its full year adjusted EPS guidance to a range of $1.55 to $1.60 from $1.35 to $1.40.  The company now expects U.S. pricing to be in the range of 4.5 to 5 percent.  At the same time, the company is forecasting selling, delivery and administrative expenses to now increase to the 9 to 10 percent range, which includes constant territory in the 6 to 7 percent range.  Consistent with the company’s prior guidance, the EPS outlook includes an estimated $0.02 to $0.03 dilution from the previously announced Sandora acquisition, which is expected to close the end of the third quarter.

The company also lowered its estimated effective tax rate from 36.5 percent to 35.1 percent.

The company expects to be at the high end of its adjusted operating cash flow guidance of $190 million to $200 million, now including proceeds from the sale of properties.  Capital spending is estimated to be in the $200 million to $215 million range.

PepsiAmericas will hold its second quarter earnings conference call at 10:00 AM CDT today, Wednesday, July 25, 2007, through a live webcast over the internet.  The live webcast will be available at www.pepsiamericas.com.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states, Central Europe, and the Caribbean. For more information on PepsiAmericas, please visit www.pepsiamericas.com.

Cautionary Statement This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 30, 2006.

Contact
Investor Relations
Sara Zawoyski, 612.661.3830

Media Relations
Mary Viola, 847.598.2870

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Second Quarter		First Half

	2007	2006	2007	2006

Net sales	$1,198.9	$1,065.2	$2,159.1	$1,913.7
Cost of goods sold	701.8	635.7	1,277.8	1,136.4
Gross profit	497.1	429.5	881.3	777.3
Selling, delivery and administrative expenses	351.5	305.0	674.9	604.9
Special charges, net	1.4	—	2.8	2.2
Operating income	144.2	124.5	203.6	170.2
Interest expense, net	26.1	24.4	51.8	47.5
Other income (expense), net	4.5	(2.1)	3.3	(3.9)
Income from continuing operations before income taxes and equity in net earnings of nonconsolidated companies	122.6	98.0	155.1	118.8
Income taxes	42.5	37.2	54.4	45.1
Equity in net earnings of nonconsolidated companies	—	4.2	—	5.4
Income from continuing operations	80.1	65.0	100.7	79.1
Loss from discontinued operations, net of tax	2.1	—	2.1	—
Net income	$78.0	$65.0	$98.6	$79.1

Weighted average common shares:
Basic	125.7	127.7	126.0	129.0
Incremental effect of stock options and awards	1.9	1.9	1.8	2.0
Diluted	127.6	129.6	127.8	131.0

Earnings per share:
Basic:
Income from continuing operations	$0.64	$0.51	$0.80	$0.61
Loss from discontinued operations	(0.02)	—	(0.02)	—
Total	$0.62	$0.51	$0.78	$0.61
Diluted:
Income from continuing operations	$0.63	$0.50	$0.79	$0.60
Loss from discontinued operations	(0.02)	—	(0.02)	—
Total	$0.61	$0.50	$0.77	$0.60

Cash dividends declared per share	$0.13	$0.125	$0.26	$0.25

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of Second Quarter 2007	End of Fiscal Year 2006
ASSETS:
Current assets:
Cash and cash equivalents	$123.5	$93.1
Receivables, net	352.5	267.1
Inventories:
Raw materials and supplies	108.1	104.2
Finished goods	156.9	128.8
Total inventories	265.0	233.0

Other current assets	100.7	81.9
Total current assets	841.7	675.1

Property and equipment	2,593.6	2,576.4
Accumulated depreciation	(1,427.7)	(1,437.7)
Net property and equipment	1,165.9	1,138.7

Goodwill and intangible assets, net	2,339.7	2,327.0
Other assets	62.9	66.6

Total assets	$4,410.2	$4,207.4

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Short-term debt, including current
maturities of long-term debt	$247.8	$212.9
Payables	255.1	189.4
Other current liabilities	317.2	291.5
Total current liabilities	820.1	693.8

Long-term debt	1,489.2	1,490.2
Deferred income taxes	264.2	243.1
Other liabilities	182.3	175.7

Total liabilities	2,755.8	2,602.8

Shareholders' equity:
Preferred stock	—	—
Common stock	1,278.8	1,283.4
Retained income	591.1	525.4
Accumulated other comprehensive income	39.0	21.7
Treasury stock, at cost	(254.5)	(225.9)
Total shareholders' equity	1,654.4	1,604.6

Total liabilities and shareholders' equity	$4,410.2	$4,207.4

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	First Half

	2007	2006

Cash Flows from Operating Activities:
Income from continuing operations	$100.7	$79.1
Adjustments to reconcile to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	97.9	99.1
Deferred income taxes	0.9	(8.9)
Special charges, net	2.8	2.2
Cash outlays related to special charges	(11.2)	(1.7)
Pension contributions	—	(10.0)
Equity in net earnings of nonconsolidated companies	—	(5.4)
Excess tax benefits from share-based payment arrangements	(3.0)	(5.6)
Gain on sale of non-core property	(10.2)	—
Marketable securities impairment	4.0	—
Other	10.7	15.2
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(64.6)	(100.2)
Net change in other assets and liabilities	30.0	21.2
Net cash provided by operating activities of continuing operations	158.0	85.0

Cash Flows from Investing Activities:
Capital investments	(109.4)	(89.2)
Franchises and companies acquired, net of cash acquired	—	(6.6)
Proceeds from sales of property	23.5	3.3
Net cash used in investing activities	(85.9)	(92.5)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	46.4	69.8
Proceeds from issuance of long-term debt	—	247.4
Repayment of long-term debt	(11.6)	(134.7)
Treasury stock purchases	(59.4)	(150.7)
Excess tax benefits from share based payment arrangements	3.0	5.6
Issuance of common stock	17.6	19.5
Cash dividends	(32.2)	(27.9)
Net cash (used in) provided by financing activities	(36.2)	29.0

Net operating cash flows used in discontinued operations	(4.3)	(3.6)
Effects of exchange rate changes on cash and equivalents	(1.2)	(0.9)
Change in cash and cash equivalents	30.4	17.0
Cash and cash equivalents at beginning of year	93.1	116.0
Cash and cash equivalents at end of quarter	$123.5	$133.0

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of each non-GAAP financial measure compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, income from continuing operations, net income and basic and diluted earnings per share. To calculate the adjusted comparisons, management has excluded the impairment of marketable securities, special charges relating to various restructuring initiatives and the gain on sale of non-core assets.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involving special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes these adjustments that impact comparability of the periods presented:

	Second Quarter 2007			Second Quarter 2006
	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income
(Unaudited, in millions)
As Reported	$144.2	$80.1	$78.0	$124.5	$65.0	$65.0
Items impacting comparability
Marketable securities impairment	—	2.5	2.5	—	—	—
Special charges, net	1.4	0.9	0.9	—	—	—
Gain on sale of non-core property	—	(6.3)	(6.3)	—	—	—
Adjusted Comparisons	$145.6	$77.2	$75.1	$124.5	$65.0	$65.0

Weighted average common shares:
Basic			125.7			127.7
Incremental effect of stock options and awards			1.9			1.9
Diluted			127.6			129.6

Earnings per share - basic
As reported:
Continuing operations			$0.64			$0.51
Discontinued operations			(0.02)			—
Total			$0.62			$0.51
As adjusted:
Continuing operations			$0.61			$0.51
Discontinued operations			(0.02)			—
Total			$0.59			$0.51
Earnings per share - diluted
As reported:
Continuing operations			$0.63			$0.50
Discontinued operations			(0.02)			—
Total			$0.61			$0.50
As adjusted:
Continuing operations			$0.60			$0.50
Discontinued operations			(0.02)			—
Total			$0.58			$0.50

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures (continued):

	First Half 2007			First Half 2006
	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income
(Unaudited, in millions)
As Reported	$203.6	$100.7	$98.6	$170.2	$79.1	$79.1
Items impacting comparability
Marketable securities impairment	—	2.5	2.5	—	—	—
Special charges, net	2.8	1.8	1.8	2.2	1.4	1.4
Gain on sale of non-core property	—	(6.3)	(6.3)	—	—	—
Adjusted Comparisons	$206.4	$98.7	$96.6	$172.4	$80.5	$80.5

Weighted average common shares:
Basic			126.0			129.0
Incremental effect of stock options and awards			1.8			2.0
Diluted			127.8			131.0

Earnings per share - basic
As reported:
Continuing operations			$0.80			$0.61
Discontinued operations			(0.02)			—
Total			$0.78			$0.61
As adjusted:
Continuing operations			$0.78			$0.62
Discontinued operations			(0.02)			—
Total			$0.76			$0.62
Earnings per share - diluted
As reported:
Continuing operations			$0.79			$0.60
Discontinued operations			(0.02)			—
Total			$0.77			$0.60
As adjusted:
Continuing operations			$0.77			$0.61
Discontinued operations			(0.02)			—
Total			$0.75			$0.61

Adjustments included in this earnings release were as follows:

Marketable Securities Impairment:  In the second quarter of 2007, we recorded an other-than-temporary impairment loss of $4.0 million ($2.5 million after taxes) related to an equity security that is classified as available-for-sale.  The loss was recorded in the "Other expense, net."

Special Charges:  During the second quarter of 2007, we recorded special charges, net, of $1.4 million ($0.9 million after taxes) in the U.S.  The special charges were primarily related to severance and relocation costs.

Gain on Sale of Non-Core Property:  During the second quarter of 2007, we recorded a gain of $10.2 million ($6.3 million after taxes) related to the sale of railcars and locomotives, which was reflected in "Other income (expense), net."

Other item impacting comparability:

2.  Quadrant-Amroq Bottling Company Limited ("QABCL") is a holding company that through its subsidiaries produces, sells and distributes Pepsi and other beverages throughout Romania with distribution rights in Moldova.  In June 2005, we acquired a 49% interest in QABCL for a purchase price of $51 million.  This initial investment was recorded under the equity method in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" and was included in "Other Assets" in the Condensed Consolidated Balance Sheet.   We recorded our share of QABCL earnings in "Equity in net earnings of nonconsolidated companies" in the Condensed Consolidated Statement of Income.  In July 2006, we acquired the remaining 51% interest in QABCL for a purchase price of $81.9 million, net of approximately $17 million cash acquired.  QABCL is now a wholly-owned subsidiary which was consolidated in the third quarter of 2006.  Due to the timing of the receipt of available financial information from QABCL, we recorded results on a one-month lag basis.

In this earnings release, constant territory refers to the results of operations excluding QABCL.

3.  In the second quarter of 2007, we recorded a discontinued operations charge of $2.1 million after taxes.  The charge related to revised estimates for environmental remediation, legal and related administrative costs.

Full Year 2007 EPS Outlook: A reconciliation of our full year 2007 estimated EPS range with and without the items impacting comparability discussed in this press release, and including such items anticipated in the third and fourth quarters, is provided below.

	Full Year 2007 Outlook Estimated EPS Range		Full Year 2006

(Unaudited)	Low	High
Diluted earnings per share from continuing operations
As reported, estimated	$1.56	$1.60	$1.22
Items impacting comparability
Marketable securities impairment	0.02	0.02	0.03
Special charges, net	0.02	0.03	0.07
Gain on sale of non-core property	(0.05)	(0.05)	—
As adjusted, estimated	$1.55	$1.60	$1.32